Exhibit 99

NEWS RELEASE NEWS RELEASE NEWS RELEASE
Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, IL 60069

Contacts:
Clarkson Hine	Tony Diaz	Tony Giuliano
Fortune Brands	Fortune Brands	GBC
(media relations)	(investor relations)	(investor & media relations)
847-484-4415	847-484-4410	847-291-5451

FORTUNE BRANDS AND GENERAL BINDING CORPORATION ANNOUNCE

PROGRESS TOWARDS ACCO WORLD-GBC MERGER

U.S. Regulatory Review Period for Merger Expires;

Fortune Brands’ Planned Spin-Off of ACCO World and ACCO-GBC Merger

On Track for Summer Completion

Lincolnshire and Northbrook, IL, May 18, 2005 – Fortune Brands, Inc. (NYSE: FO) and General Binding Corporation (NASDAQ: GBND) today announced that the proposed spin-off of Fortune Brands’ ACCO World Corporation office products unit and the subsequent merger of ACCO and GBC are on track to be completed later this summer. The waiting period for the U.S. Federal Trade Commission to review the transaction, required under the Hart-Scott-Rodino Antitrust Improvements Act, has expired, paving the way for ACCO World and GBC to merge and create the world’s largest supplier of branded office products with annual sales of nearly $2 billion. Fortune Brands and GBC also announced that ACCO’s registration statement on Form S-4 for the transaction was filed with the Securities and Exchange Commission on May 13, 2005.

The new company created by the spin-off and merger, to be called ACCO Brands Corporation, will combine ACCO’s Swingline, Wilson Jones, Kensington, Day-Timer and Rexel brands with GBC’s GBC and Quartet brands. The merger will enhance the companies’ scale and international reach, enabling them to better capitalize on growth opportunities in the global office products market.

As previously announced on March 16th, shareholders of both Fortune Brands and GBC will receive shares in the newly created company. The spin-off of ACCO World will sharpen Fortune Brands’ focus on growing its high-return Home & Hardware, Spirits & Wine and Golf businesses. Fortune Brands will also benefit from a $625 million dividend from ACCO World prior to the spin-off.

Expiration of the Hart-Scott-Rodino waiting period is a condition to completion of the merger. Completion remains subject to other customary conditions, including receipt of required non-U.S. competition authority approvals and the approval of GBC’s stockholders.

* * *

About Fortune Brands

Fortune Brands, Inc. is a $7 billion leading consumer brands company. Its operating companies have premier brands and leading market positions in home and hardware products, spirits and

(more)

www.fortunebrands.com

Fortune Brands and General Binding Corporation Announce Progress Towards

ACCO World-GBC Merger, Page 2

wine, golf equipment and office products. Home and hardware brands include Moen faucets, Aristokraft, Schrock, Diamond and Omega cabinets, Therma-Tru door systems, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware, Inc. Major spirits and wine brands sold by units of Jim Beam Brands Worldwide, Inc. include Jim Beam and Knob Creek bourbons, DeKuyper cordials, The Dalmore single malt Scotch, Vox vodka and Geyser Peak and Wild Horse wines. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Office brands include Swingline, Wilson Jones, Kensington and Day-Timer sold by units of ACCO World Corporation. Fortune Brands, headquartered in Lincolnshire, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index and the MSCI World Index.

About ACCO World Corporation

The ACCO World Corporation unit of Fortune Brands is a world leader in branded office products. With leading brands including Swingline, Wilson Jones, Kensington, Day-Timer, Boone, Apollo and Rexel, the company’s innovative products help people work more efficiently, more comfortably and more productively than ever before. ACCO’s annual sales exceed $1.1 billion. The company is headquartered in Lincolnshire, IL.

About General Binding Corporation

General Binding Corporation (GBC) is a world leader in products that bind, laminate, and display information enabling people to accomplish more at work, school and home. GBC’s products are marketed in over 100 countries under the GBC, Quartet, and Ibico brands. These products are designed to help people enhance printed materials and organize and communicate ideas. The company is headquartered in Northbrook, IL.

Forward-Looking Statements

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of Fortune Brands, ACCO World and GBC, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” or similar expressions. Fortune Brands’, ACCO’s and GBC’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. Fortune Brands, ACCO and GBC undertake no obligation to update these forward-looking statements in the future. Among the factors that could cause plans, actions and results to differ materially from current expectations are: competition within the office products, document finishing and film lamination industries; the effects of economic and political conditions; the ability of distributors to successfully market and sell products; the availability and price of raw materials; dependence on certain suppliers of manufactured products; the effect of consolidation in the office products industry; the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of GBC stockholders to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any synergies from the transaction may not be fully realized or may take longer to realize than

(more)

www.fortunebrands.com

Fortune Brands and General Binding Corporation Announce Progress Towards

ACCO World-GBC Merger, Page 3

expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; as well as other risks and uncertainties detailed from time to time in Fortune Brands’, ACCO’s and GBC’s respective Securities and Exchange Commission filings.

ACCO World Corporation has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (Registration No. 333-124946) containing a preliminary proxy statement/prospectus-information statement regarding the proposed transaction. This material is not a substitute for the definitive proxy statement/prospectus-information statement ACCO and GBC will file with the Securities and Exchange Commission in connection with the transaction. Investors are urged to read the definitive proxy statement/prospectus-information statement which will contain important information, including detailed risk factors, when it becomes available. The definitive proxy statement/prospectus-information statement and other documents which will be filed by Fortune Brands, ACCO and GBC with the Securities and Exchange Commission will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to ACCO World Corporation, 300 Tower Parkway, Lincolnshire, IL, 60069, Attention: Investor Relations; or by directing a request when such a filing is made to General Binding Corporation, One GBC Plaza, Northbrook, IL, 60062, Attention: Investor Relations.

GBC, its directors, and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants in the solicitation will be set forth in the definitive proxy statement/prospectus-information statement when it becomes available.

# # #